Greg B. Wilkin, Esq.

Attorney at Law

1325 Airmotive Way, Suite 380

Reno, NV 89502

February 1, 2017

Artin Consulting Inc

18124 Wedge Pkwy, Ste 1050

Reno, NV 89511

Re: Artin Consulting, Inc. (hereinafter the “Company”) Registration Statement on Form S-1, Relating to a maximum of 5,009,000 shares of Artin Consulting, Inc.’s Common Stock par value $.001 per share

Gentlemen:

I have been appointed as special counsel for Artin Consulting, Inc. for the purpose of issuing a legal opinion with respect to 5,009,000 shares of Common Stock to be registered pursuant to the registration statement on Form S-1 (the “Registration Statement”)

I am informed that the Registration Statement will be filed by the Company with the Securities and Exchange Commission ( the “SEC”) for the purpose of registering such 5,009,000 shares (the "Shares") of Common Stock, par value $.001 per share, of the Company pursuant to the Securities Act of 1933, as amended (the "Act"). I have been asked to render an opinion regarding whether these shares shall, upon issuance, be duly and validly authorized, legally issued, fully paid and non-assessable.

In connection with my opinion, I have examined and relied upon the originals or copies of such documents, corporate records, public records, and other instruments as I have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the following: (a) the articles of incorporation of the Company, as amended (b) the Bylaws of the Company, as amended; (c) relevant actions of the Company’s Board of Directors; and (d) the Registration Statement, including all exhibits thereto.

Based upon the foregoing, it is my opinion that, subject to the limitations set forth herein, the Shares to be sold by the Company pursuant to the Registration Statement, will be duly and validly authorized, legally issued, fully paid and non-assessable when issued by the Company if the consideration for the Shares as required in the Registration Statement is received by the Company.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photocopies and the authenticity of the originals of such documents, and the accuracy and completeness of the corporate records made available to me by the Company.

As to any facts material to the opinions expressed below, with your permission I have relied solely upon, without independent verification or investigation of the accuracy or completeness thereof, any certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company and others.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement. In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Regards,

By: /s/ Greg Wilkin

Greg Wilkin

Attorney at Law